Exhibit 5

411 SOUTH 13TH STREET, SUITE 200 • LINCOLN NE 68508 • 402.435.3223 • SCUDDER LAW FIRM, P.C., L.L.O. • WWW.SCUDDERLAW.COM

March 6, 2026

Board of Directors
Covenant Logistics Group, Inc.
400 Birmingham Highway
Chattanooga, Tennessee 37419

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Covenant Logistics Group, Inc., a corporation organized under the laws of the State of Nevada (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a shelf Registration Statement on Form S-3 (the “Registration Statement”). The Registration Statement is being filed under the Securities Act on the date hereof for the registration of the following securities, to be offered and sold from time to time in one or more offerings by the Company, at an aggregate initial offering price not to exceed $200,000,000, as more fully described in the Registration Statement, the prospectus contained therein (the “Prospectus”), and any amendments or supplements thereto:

(i)	Class A common stock, $0.01 par value per share, of the Company (the “Common Stock”);

(ii)	preferred stock, $0.01 par value per share, of the Company (the “Preferred Stock”);

(iii)	debt securities of the Company, in one or more series, which may be either senior debt securities or subordinated debt securities;

(iv)	rights of the Company; and

(v)	warrants of the Company ((i) through (v) collectively, “the Securities”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

In rendering the opinion set forth below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (a) an executed copy of the Registration Statement, including the Prospectus and the exhibits to the Registration Statement; (b) those exhibits that have been incorporated by reference to the Registration Statement; (c) the Fourth Amended and Restated Articles of Incorporation of the Company (the “Articles”); (d) the Sixth Amended and Restated Bylaws of the Company; (e) certain resolutions adopted by the Board of Directors of the Company (the “Board”) with respect to the Registration Statement and the issuance of the Securities contemplated thereby; and (f) such other documents, records, certificates, and other instruments as in our judgment are necessary or appropriate for purposes of this opinion.

In our examination of the aforesaid documents, we have assumed without verification the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the internal laws of the State of Nevada and the federal laws of the United States. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. We are expressing no opinion herein as to the application of any federal or state law or regulation to the power, authority or competence of any party to any agreement with respect to any of the Securities other than the Company. We have assumed that such agreements are, or will be, the valid and binding obligations of each party thereto other than the Company, and enforceable against each such other party in accordance with their respective terms.

With respect to the Securities to be offered and sold by the Company, we have assumed that (i) the Securities to be offered by the Company will have been specifically authorized for issuance by the Board; (ii) any debt securities offered by the Company will be issued pursuant to one or more indentures, each to be between the Company and a trustee identified therein; (iii) any Securities issuable upon conversion, exchange, or exercise of any Securities being offered will have been duly authorized, created, and, if appropriate, reserved for issuance upon such conversion, exchange, or exercise; (iv) the Commission will have entered an appropriate order declaring effective the Registration Statement; (v) a prospectus supplement will have been filed with the Commission describing the Securities offered thereby; (vi) all Securities will be offered and sold in compliance with applicable federal and state securities laws and solely in the manner stated in the Registration Statement, the Prospectus, and the applicable prospectus supplement and any amendments or supplements thereto; (vii) to the extent applicable, a definitive purchase, underwriting, or similar agreement with respect to the Securities will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (viii) the Company will be validly existing as a corporation and in good standing under the laws of the State of Nevada; and (ix) the terms of the Securities will not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, and will comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

With respect to the issuance and sale of any capital stock by the Company, we have assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock and/or Preferred Stock are authorized and reserved or available for issuance and that the consideration for the issuance and sale of the capital stock will consist of any tangible or intangible property or benefit to the Company, including but not limited to cash, promissory notes, services performed, contracts for services to be performed, or other securities of the Company, as approved by the Board or a committee thereof, and that such consideration is adequate. We have also assumed that (i) with respect to the issuance and sale of any debt securities by the Company, at the time of execution, authentication, issuance, and delivery of such debt securities, the applicable indenture will be the valid and legally binding obligation of the trustee named therein; (ii) with respect to Securities being issued upon conversion of any convertible Preferred Stock, the applicable convertible Preferred Stock will be duly authorized, validly issued, fully paid, and nonassessable; (iii) with respect to the issuance and sale of any shares of Preferred Stock, (a) the Board or a committee thereof has taken all necessary corporate action to fix and determine the terms of such Preferred Stock and authorize its issuance and sale in accordance with the Articles, including the adoption of a Certificate of Designation for such Preferred Stock in the form required by applicable law, and (b) such Certificate of Designation has been duly filed with the Secretary of State of Nevada; and (iv) with respect to any Securities being issued upon exercise of any warrants, the applicable warrants will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

Based upon, subject to, and limited by the foregoing, and subject to the assumptions, limitations, and qualifications stated herein, we are of the opinion that:

1. Upon the due authorization of the issuance of shares of Common Stock and the issuance and sale thereof as described in the Registration Statement, the Prospectus, and any applicable prospectus supplement and any amendments or supplements thereto, such shares of Common Stock will be validly issued, fully paid, and nonassessable.

2. Upon the due authorization of the issuance of shares of Preferred Stock and the issuance and sale thereof as described in the Registration Statement, the Prospectus, and any applicable prospectus supplement and any amendments or supplements thereto, such shares of Preferred Stock will be validly issued, fully paid, and nonassessable.

3. With respect to any debt securities, when (i) the terms of the debt securities and of their issuance and sale have been duly established in conformity with the applicable indenture so as not to violate any law or result in any default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (ii) the Board has taken all necessary corporate action to approve the issuance and terms of such debt securities, the terms of the offering thereof, and related matters; (iii) the applicable indenture and any supplemental indenture relating to the debt securities have been duly authorized, executed, and delivered by the Company and by the trustee named therein; (iv) the debt securities have been duly executed and authenticated in accordance with the indenture; and (v) the debt securities have been issued as contemplated in the Registration Statement, the Prospectus, and any applicable prospectus supplement and any amendments or supplements thereto, such debt securities will constitute valid and binding obligations of the Company.

4. With respect to any rights, when (i) the Board has taken all necessary corporate action to approve the issuance and terms of such rights, the terms, execution, and delivery of any rights agreement relating to the rights, the terms of the offering thereof, and related matters; (ii) the applicable rights agreement has been duly authorized, executed, and delivered by the parties thereto; and (iii) such rights have been duly executed and delivered in accordance with the applicable rights agreement and issued and sold as contemplated in the Registration Statement, the Prospectus, and any applicable prospectus supplement and any amendments or supplements thereto, such rights will constitute valid and binding obligations of the Company.

5. With respect to any warrants, when (i) the Board has taken all necessary corporate action to approve the issuance and terms of such warrants, the terms, execution, and delivery of any warrant agreement relating to the warrants, the terms of the offering thereof, and related matters; (ii) the warrant agreement has been duly authorized, executed, and delivered by the parties thereto; and (iii) such warrants have been duly executed, attested, authenticated, issued, and delivered by duly authorized officers of the Company in accordance with the provisions of the applicable warrant agreement and the applicable definitive purchase, underwriting, or similar agreement approved by the Board, upon payment of the consideration provided for therein, such warrants will constitute valid and binding obligations of the Company.

Our opinion is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of: (i) any bankruptcy, insolvency, reorganization, rehabilitation,  preference, moratorium, fraudulent conveyance, marshalling, or other laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) public policy considerations which may limit the rights of parties to obtain certain remedies; and (iv) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums, or other economic remedies to the extent such provisions are deemed to constitute a penalty; (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief; (c) waivers of rights or defenses; (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of any debt securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (f) the creation, validity, attachment, perfection, or priority of any lien or security interest; (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (h) waivers of broadly or vaguely stated rights; (i) provisions for exclusivity or election or cumulation of rights or remedies; (j) provisions authorizing or validating conclusive or discretionary determinations; (k) grants of setoff rights; (l) proxies, powers, and trusts; (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property; (n) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides; (o) compliance with laws relating to permissible rates of interest; (p) restrictions upon non-written modifications and waivers; and (q) the severability, if invalid, of provisions to the foregoing effect.

Our opinion represents the reasoned judgment of Scudder Law Firm, P.C., L.L.O., as to certain matters of law stated herein and should not be considered or construed as a guaranty. This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. It is understood that this opinion letter is to be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect. This opinion letter speaks as of the date hereof. Our opinion is subject to future changes in law or fact, and we disclaim any obligation to advise you of or update this opinion for any changes of applicable law or facts that may affect matters or opinions set forth herein.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus and in any prospectus supplement and any amendments or supplements thereto. In giving this opinion and consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Scudder Law Firm, P.C., L.L.O.
Scudder Law Firm, P.C., L.L.O.
By:	Heidi Hornung-Scherr
Principal

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